Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Packaging Corporation of America Amended and Restated 1999 Long-Term Equity Incentive Plan of our reports dated February 11, 2005, with respect to the consolidated financial statements and schedule of Packaging Corporation of America included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Packaging Corporation of America management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Packaging Corporation of America, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Chicago, Illinois

June 29, 2005